QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.14

February 8, 2008

Consent of R. Smallwood

        In connection with Silver Wheaton Corp.'s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the "Registration Statement"), I, Randy Smallwood, hereby consent to the use of my name in connection with references to my involvement in the preparation of resource and reserve estimates with respect to the Stratoni Mine (the "Technical Information"), and to references to the Technical Information, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of information derived from the Technical Information in the Registration Statement.

Yours truly,

/s/ R. Smallwood
R. Smallwood

QuickLinks

Consent of R. Smallwood